Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Timothy N. Jenson
Chief Executive Officer
(310) 615-6850

MERISEL AUTHORIZES COMMON STOCK REPURCHASE

EL SEGUNDO, Calif. (September 1, 2004) - Merisel, Inc. (Nasdaq:MSEL) announced that its Board of Directors has approved a stock repurchase program and authorized the repurchase of up to $1.0 million of Merisel’s outstanding common stock. The purchases are expected to be made on the open market over the next several months, depending upon market conditions.

The Company continues to seek acquisition opportunities that will enhance long-term shareholder value. It is management’s expectation that a transaction will be completed within the next twelve months. While the Company is currently exploring several opportunities, there are no assurances that a transaction will be successfully completed. As of June 30, 2004, the Company had cash balances of approximately $45.8 million and net worth of approximately $45.4 million on a pro forma basis adjusting for the sale of the Software Licensing Assets.

Except for the historical information contained herein, the matters discussed in this news release constitute forward-looking information that involves risks and uncertainties. Merisel’s actual results could differ materially from those indicated by the forward-looking information.

200 Continental Blvd., El Segundo, CA 90245-0984 - (310) 615-3080 - Fax (310) 615-1234 - www.merisel.com